Exhibit 10.1

TD Commercial National Accounts

TD Tower, 66 Wellington Street West, 12th Floor

Toronto, Ontario

M5k 1A2

Telephone  No.:  416-307-0235

Fax No.: 416 982 6076

November 9, 2021

RENIN CANADA CORP.

RENIN US LLC

110 Walker Drive

Brampton, Ontario

L6T 4H6

Attention: Mr. Joe Ruffo, President and Chief Executive Officer

RE: Second Amendment to the Loan Agreement

Dear Mr. Ruffo,

The following amending agreement (this "Second Amendment") amends the terms and conditions of the credit facilities (the "Facilities" or the “Credit Facilities”) provided to the Borrower pursuant to the Loan Agreement dated October 22, 2020 (the “Original Agreement”), as amended by a first amending agreement dated July 13, 2021 (the “First Amendment”),  between the Bank and the Borrower (the Original Agreement as amended by the First Amendment being referred to herein as the “Loan Agreement”).

BORROWER

RENIN CANADA CORP.     ("Borrower A" or "RENIN CA")

RENIN US LLC                     ("Borrower B" or "RENIN US")

GUARANTORS

RENIN HOLDINGS LLC    ("Guarantor A" or "HOLDINGS")

LENDER                                  The Toronto-Dominion Bank (the "Bank", the "Lender", "TD" or "TD Bank"), through its Commercial National Accounts branch, in Toronto, Ontario.

CREDIT LIMIT

1  (A) (B)                             The Credit Limit for Facility 1 (A) (B) is hereby deleted in its entirety and replaced with the following:

The lesser of:

i)      During the period beginning on the Second Amendment Effective Date until December 31, 2022 (the “Bulge Period”), an amount equal to USD$24,000,000 (or its CAD$ equivalent), and at all other times from January 1st, 2023 until the Maturity Date, an amount equal to USD$20,000,000 (or its CAD$ equivalent),

AND

ii)      The total of:

a)  85% of the Receivable Value*, (net of discounts, rebates, over 90 day accounts, related party accounts and holdbacks) for Canadian and US companies with satisfactory Investment Grade credit ratings to the Bank, where “Investment Grade” refers to a company that maintains at least one rating of at least BBB-/Baa3 with S&P or Moody’s credit ratings services

            AND

b)    80% of the Receivable Value* (net of discounts, rebates, over 90 day accounts, related party accounts and holdbacks) for Canadian and US companies not included in paragraph a) above,

AND

c)   60% of the Inventory Value except that during the Bulge Period the amount calculated under this paragraph c) will not exceed USD$12,000,000 (or its CAD$ equivalent) and at all other times from January 1st, 2023 until the Maturity Date the amount calculated under this paragraph c) will not exceed USD$10,000,000 (or its CAD$ equivalent). Inventory Value to include raw materials and finished goods and goods in transit (GIT)** (to a maximum of USD$5,000,000), and to be net of returned inventory, defective inventory, damaged goods, inventory held outside Canada & USA, obsolete inventory, unsaleable inventory, GIT in excess of the above maximum limit and Slow-Moving Inventory***. For clarity, Inventory Value to be held in a warehouse where the Bank holds a landlord waiver, otherwise a deduction of three (3) months rent will be taken.

*For greater certainty, Receivable Value is to exclude any trade accounts receivable which (i) have been financed by a third party, including those related to the Supplier Agreement between Lowes Companies, Inc. or its affiliates (“Lowes”), Citibank N.A. (“Citibank”) and the Renin Group (the “Lowes/Citibank Supplier Agreement”), or (ii) are subject to a purchase money security interest or other security interest in favour of Citibank or any other third party ranking in priority to TD’s security interest in such accounts receivable.

**GIT will be excluded from Inventory Value unless the Borrower obtains a marine/freight cargo policy with TD as loss payee.

*** “Slow-Moving Inventory” is defined as inventory where part of such inventory has not been sold for greater than 12 months

In addition, the Credit Limit of Facility 1 (A) (B) is to be capped on a monthly basis at the lesser of: (a) During the Bulge Period only, USD$24,000,000 (or its CAD$ equivalent), and at all other times thereafter from January 1st, 2023 until the Maturity Date, USD$20,000,000 (or its CAD$ equivalent), and (b) the total as calculated under (ii) of the definition above based on the most recently provided monthly borrowing base certificate or compliance certificate from the prior period (the "Forward Margin").

INTEREST RATES

AND FEES

The chart presented under this section of the Loan Agreement is hereby amended to the extent necessary to read as follows:

Total Leverage Ratio	CAD Prime plus	USBR Plus	BA / LIBOR Plus	LC/LG Fee	Standby Fee
<2.50x	1.375%	1.000%	2.875%	2.875%	0.575%
>2.50x <3.00x	1.725%	1.250%	3.125%	3.125%	0.625%
>3.00x <3.50x	1.875%	1.500%	3.375%	3.375%	0.675%
>3.50x	2.875%	2.500%	4.375%	4.375%	0.875%

Default Pricing	3.875%	3.500%	5.375%	5.375%	1.075%

AMENDMENT

FEE

A one-time non-refundable fee of CAD$25,000 shall be paid the Bank upon execution of this Second Amendment (the “Second Amendment Fee”).

REPAYMENT        The paragraph added to the Repayment Section in the First Amendment shall be deleted in its entirety and replaced with the following to reflect the change in the end of the Bulge Period:

                                  “In addition to its repayment obligations under the Loan Agreement, the Borrower shall pay to the Bank on the last business day of the Bulge Period the amount required to bring the outstanding drawdowns under Facility 1 into compliance with the reduced Credit Limit applicable to Facility 1 as of January 1, 2023.”

DISBURSEMENT

CONDITIONS         Unless otherwise indicated or agreed upon with the Bank, the obligation of the Bank to permit any drawdown under the Loan Agreement as amended by this Second Amendment shall only become effective upon the later to occur of (x) the Second Amendment Effective Date, and (y) the date upon which the Standard Disbursement Conditions contained in Schedule "A" to the Loan Agreement and the following additional Disbursement Conditions have been satisfied in the sole discretion of the Bank:

a)    Execution and delivery of this Second Amendment by the Borrower,  Holdings and BBX Capital, Inc. (“BBX”);

b)    Receipt of pro-forma financial projections for the remainder of the fiscal year ending Dec 31, 2021, as well as a one year projection (the “2021/2022 Projection/Forecast”) broken out by month for the fiscal year ending Dec 31, 2022, to include a balance sheet, income statement, cash flow statement and quarterly financial covenant projections (MET), each in form and content satisfactory to TD;

c)    Payment of the one-time Second Amendment Fee to TD and the legal fees, disbursements and applicable taxes of TD’s legal counsel in connection with the preparation and closing of this Second Amendment; and

d)    Written confirmation of a cash injection into the Borrowers or Holdings by BBX by way of equity of not less than USD$10,000,000 having been funded and completed, all in form and content satisfactory to the Bank (the “Second Amendment Equity Injection”).

In addition, the Borrowers and Holdings undertake to deliver to the Bank, within 30 days of the date hereof, updated officer's certificates and resolutions of the directors, shareholders and/or members of the Borrowers, Holdings and BBX, as applicable, ratifying the execution and delivery of this Second Amendment, all in form reasonably satisfactory to the Bank.  Such officer’s certificates and resolutions shall be in substantially the same form as were delivered to the Bank by the Borrowers, Holdings and BBX on the original closing of the Original Agreement.

REPORTING

COVENANTS

Reporting Covenants shall be amended to add the following as an additional Reporting Covenant (9):

9)     Receipt of monthly management prepared consolidated financial statements for Holdings, together with revised pro-forma projections for the remainder of the fiscal year, broken out by month, to be provided within 25 days of each month-end beginning with the November 30, 2021 month-end and continuing until fiscal year-end December 31, 2022. Such monthly financial statements shall be accompanied by the delivery of a  monthly compliance certificate (in form and content satisfactory to TD) confirming compliance with the Min. EBITDA Test.

NEGATIVE

COVENANTS

Section 1) of the Negative Covenants is hereby deleted in its entirety and replaced with the following:

1)    Make any Distributions* prior to December 31, 2022.

Beginning January 1, 2023 Distributions are permitted provided: (i) no Event of Default (a) has occurred and is continuing immediately prior to the Distribution, and (b) will occur at the time immediately following the Distribution as a result of the payment of such Distribution; and (ii) the Total Leverage Ratio remains <2.75x immediately prior to the Distribution and at the time immediately following the Distribution, calculated based upon the Renin Group and tested quarterly on a rolling four quarter basis based on historical trailing twelve month Consolidated Adjusted EBITDA in all testing periods.

*  “Distributions” are defined as dividends, share redemptions, repayment of shareholder or related party loans, and advances to shareholders or related parties.

POSITIVE

COVENANTS

Section 3) of the Positive Covenants is hereby deleted in its entirety and replaced with the following:

3)    Provide a guarantee and security agreement executed by Renin UK Corp. if its EBITDA is greater than 5% of either (i) the revenue of the Renin Group, (ii) the Consolidated Adjusted EBITDA of the Renin Group tested quarterly on a rolling four quarter basis based on historical trailing twelve month Consolidated Adjusted EBITDA in all testing periods, or (iii) the asset value of the Renin Group.

PERMITTED LIENS

Permitted Liens is hereby amended to add the following as an additional Permitted Lien:

2)    Liens granted by the Borrowers to Citibank over accounts receivables financed by the Borrowers under the Lowes/Citibank Supplier Agreement, provided that (i) such liens apply only to those receivables as the Borrowers have actually received financing from Citibank, and may not extend to any other assets of the Borrowers or the Guarantor, (ii) TD’s liens and security interest continue to attach to the residual interest of the Borrowers in any such accounts receivable financed by Citibank, and (iii) the Borrowers deliver to TD a true and complete copy of the Lowes/Citibank Supplier Agreement and all amendments thereto.

FINANCIAL

COVENANTS

Financial Covenant (1) is hereby deleted in its entirety and replaced with the following:

1)    Its maximum Total Funded Debt to Consolidated Adjusted EBITDA Ratio ("Total Leverage Ratio") of the Renin Group shall not exceed 4.25x for the fiscal quarter ending December 31, 2021, stepping down to not exceed:

    3.75x beginning on January 1, 2022 and at all times thereafter up to and including December 31, 2022, further stepping down to not exceed;

    3.00x beginning on January 1, 2023 and all times thereafter until the Maturity Date.

“Total Funded Debt” is defined as all debts and liabilities for borrowed money including liabilities in respect of BAs/LIBOR and Letters of Credit/Guarantee, capital leases, contingent guarantees.

“Consolidated Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, plus/(minus) extraordinary losses/(gains), non-cash losses/(gains), plus the following:

a)    Normalization adjustments at closing up to USD $167,000 as supported by the September 2020 KPMG quality of earnings report;

b)    Non-recurring and identifiable expenses up to USD $1,000,000 incurred in connection with the Colonial Elegance Acquisition;

c)    Unrealized cost synergies expected to be realized within 24 months from closing (to be reasonably identifiable and factually supportable) up to USD $2,800,000;

d)    One-time non-recurring and identifiable expenses in connection with the restructuring costs and severance costs due to the shift of certain operations from the Montreal, QC facility to the Tupelo, MS facility;

e)    To the extent that Renin Group has expensed the Supplier Settlement Amount on its consolidated income statement and has paid such amount in cash, a one-time addback in an amount equal to the lesser of: (i) the Supplier Settlement Amount, and (ii) USD$4,000,000 is permitted, subject to the Bank’s receipt, each in form satisfactory to it, of the following: (x) written evidence of the payment of the Supplier Settlement Amount and the terms and conditions upon which it was paid; and (y) written evidence of the Supplier Settlement Equity Injection having been funded and completed by the shareholders into Renin Corp. in an amount not less than the Supplier Settlement Amount.

Note the aggregate of (a), (b), (c), and (d) is not to exceed 25% of Consolidated Adjusted EBITDA for such period.

In this Second Amendment,  “Supplier Settlement Amount” means the amount  paid by the Renin Group, if any, to a certain supplier to settle their respective air freight and other claims against each other under the terms of a settlement arrangement reached between them, and “Supplier Settlement Equity Injection” means any equity injections made by the shareholders into the Renin Group (other than Renin UK Corp.) after August 31, 2021 to fund the Supplier Settlement Amount.

The Total Leverage Ratio is to be calculated based upon the Renin Group and tested quarterly on a rolling four quarter basis.

Beginning with the fiscal quarter ending December 31, 2021, the Consolidated Adjusted EBITDA component of the Total Leverage Ratio for each testing period is to be tested on a building basis. For the fiscal quarters as outlined below, Consolidated Adjusted EBITDA shall be calculated as follows:

    Q4 December 31, 2021 =  sum of November and December 2021 monthly Consolidated Adjusted EBITDA multiplied by six;

    Q1 March 31, 2022 = sum of November 2021 through March 2022 monthly Consolidated Adjusted EBITDA divided by five and multiplied by twelve;

    Q2 June 30, 2022 = sum of November 2021 through June 2022 monthly Consolidated Adjusted EBITDA divided by eight and multiplied by twelve;

    Q3 September 30, 2022 = sum of November 2021 through to September 2022 monthly Consolidated Adjusted EBITDA divided by eleven and multiplied by twelve;

The building basis testing adjustments contained in the paragraph immediately above to the calculation of the Consolidated Adjusted EBITDA within the Total Leverage Ratio during the fiscal quarters ending December 31, 2021, March 31, 2022, June 30, 2022 and September 30, 2022 are herein collectively referred to as the “Financial Covenant Relief Modifications”.

The Consolidated Adjusted EBITDA component of the Total Leverage Ratio will resume being calculated on a rolling four quarter basis beginning with the Q4 Dec 31, 2022 quarter-end testing period and thereafter until the Maturity Date.

For clarity, the Financial Covenant Relief Modifications to the calculation of Consolidated Adjusted EBITDA shall only apply to the use of such term in the Total Leverage Ratio and shall not apply to the use of such term in the Fixed Charge Coverage Ratio or the Min. EBITDA Test.

Subject to the terms and conditions of this Second Amendment and the occurrence of the Second Amendment Effective Date, TD confirms that compliance with the Total Leverage Ratio as required under the Loan Agreement for the fiscal quarter ending September 30, 2021 has been waived.

The following text in Financial Covenant (2) relating to the minimum FCCR:

“To be calculated based on the consolidated financial results of the Renin Group tested quarterly on a rolling four quarter basis.”,

 is hereby deleted in its entirety and replaced with the following:

“To be calculated based on the consolidated financial results of the Renin Group tested quarterly on a rolling four quarter basis based on historical trailing twelve month Consolidated Adjusted EBITDA in all testing periods.”

The Financial Covenants shall be further amended to add the following as a new Financial Covenant (3) as follows:

3)    Its minimum Consolidated Adjusted EBITDA shall not be less than 90% of the forecasted Consolidated Adjusted EBITDA as provided under the 2021/2022 Projection/Forecast and outlined below (the "Min. EBITDA Test").  The Min. EBITDA Test shall be tested on a building monthly basis, and the minimum Consolidated Adjusted EBITDA for each period shall not be less than 90% of the figure presented below:

    For the one-month period ending November 30, 2021: USD$980,325

    For the two-month period ending December 31, 2021:  USD$2,030,177

    For the three-month period ending January 1, 2022: USD$2,878,678

    For the four-month period ending February 28, 2022: USD$3,993,728

    For the five-month period ending March 31, 2022: USD$5,432,486

    For the six-month period ending April 30, 2022: USD$6,326,409

    For the seven-month period ending May 31, 2022: USD$7,124,760

    For the eight-month period ending June 30, 2022: USD$8,439,832

    For the nine-month period ending July 31, 2022: USD$8,994,944

    For the ten-month period ending August 31, 2022: USD$9,569,837

    For the eleven-month period ending September 30, 2022: USD$10,918,567

    For the twelve-month period ending October 31, 2022: USD$11,929,478

    For the twelve-month period ending November 30, 2022: USD$12,045,406

    For the twelve-month period ending December  31, 2022: USD$12,010,403

The Min. EBITDA Test will no longer apply beginning January 1, 2023 provided all other financial covenants remain onside up to and including that date, and no other default or Event of Default shall occur prior to January 1, 2023.  However, if such proviso is not achieved, the Min. EBITDA Test shall remain in place at such levels as may be determined by TD and notified to the Borrowers without prejudice to TD’s rights in respect of any such non-compliance, default or Event of Default.

OPT OUT RE

FINANCIAL

COVENANT

MODIFICATIONS

In this Section, the following terms shall have the following meanings:

“Modification Period Opt Out” means the option of the Borrowers to withdraw from or to terminate the Financial Covenant Relief Modifications, provided that, (i) written notice is delivered by the Borrowers to the Lender requesting withdrawal from the Financial Covenant Relief Modifications (the “Opt Out Notice”), which notice shall specify its requested Modification Period Opt Out Date, (ii) a completed and executed Compliance Certificate is delivered by the Borrowers to the Lender demonstrating compliance with all Financial Covenants including a Total Leverage Ratio of not greater than 2.75x, calculated using a rolling four quarter/trailing twelve month Consolidated Adjusted EBITDA for the most recently completed fiscal quarter Year (the “Opt Out Compliance Certificate”), and (iii) an Event of Default has not occurred and is not continuing at the time the option is exercised.

“Modification Period Opt Out Date” means the date requested by the Borrowers, and approved by the Lender following its receipt of a satisfactory Opt Out Compliance Certificate, on which the Modification Period Opt Out is effective.

The Financial Covenant Relief Modifications shall become effective on the Second Amendment Effective Date.  If the Borrowers wish to withdraw from or terminate the Financial Covenant Relief Modifications at any time prior to September 30, 2022, the Borrowers may exercise the Modification Period Opt Out by executing and delivering to the Lender the Opt Out Notice and the Opt Out Compliance Certificate for the Lender’s review and approval not less than thirty (30) days prior to the requested Modification Period Opt Out Date.  The Lender shall notify the Borrowers in writing within ten (10) Business Days of their receipt of such documents whether the Modification Opt Out Date and the Opt Out Compliance Certificate are acceptable to it.  If the Lender approves such documents, the Modification Period Opt Out shall be effective on the Modification Period Opt Out Date. If the Lender does not provide its approval, the Financial Covenant Relief Modifications shall remain in effect.  For greater certainty, the Modification Period Opt Out can only be exercised by the Borrowers on a one time basis, and the Financial Covenant Relief Modifications cannot be reused, re-activated or re-entered into by the Borrowers with the Lender once the Modification Period Opt Out has been exercised and approved.

On the approved Modification Period Opt Out Date, the following changes to the Loan Agreement shall become effective:

1.    The Bulge Period will immediately expire and paragraph 1(i) of the Credit Limit shall be restored to an amount equal to USD$20,000,000 (or its CAD$ equivalent), and notwithstanding any other provisions hereof, the Borrowers shall immediately pay to the Bank on the Modification Period Opt Out Date the amount required to bring the outstanding drawdowns under Facility 1 into compliance with the above reduced Credit Limit.  In addition, the USD$12,000,000 cap on the

Inventory Value component under paragraph 1(ii) c) of the Credit Limit shall be restored to USD$10,000,000.

2.      The Financial Covenant Relief Modifications shall no longer be effective, and the Total Leverage Ratio shall revert to being calculated based upon the Renin Group and tested quarterly on a rolling four quarter basis based on historical trailing twelve month Consolidated Adjusted EBITDA in all testing periods, and the first paragraph of Financial Covenant 1) shall thereafter be amended to be as follows:

“Its maximum Total Funded Debt to Consolidated Adjusted EBITDA Ratio ("Total Leverage Ratio") of the Renin Group shall not exceed 3.00x on the Modification Period Opt Out Date and at all times thereafter up to and including the Maturity Date.”

3.    Negative Covenant 1) on Distributions shall be deleted in its entirety and replaced by the following:

“After the Modification Period Opt Out Date has occurred, Distributions are permitted provided: (i) no Event of Default (a) has occurred and is continuing immediately prior to the Distribution, and (b) will occur at the time immediately following the Distribution as a result of the payment of such Distribution; and (ii) the Total Leverage Ratio remains <2.75x immediately prior to the Distribution and at the time immediately following the Distribution calculated based upon the Renin Group and tested quarterly on a rolling four quarter basis based on historical trailing twelve month Consolidated Adjusted EBITDA in all testing periods.

* “Distributions” are defined as dividends, share redemptions, repayment of shareholder or related party loans, and advances to shareholders or related parties.”

SCHEDULE "A" -     Schedule "A" sets out the Standard Terms and Conditions ("Standard Terms and

STANDARD            Conditions") which apply to these credit facilities. The Standard Terms and

TERMS AND          Conditions, including the defined terms set out therein, form part of this Agreement

CONDITIONS        unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

AMENDMENTS TO

SCHEDULE "A"

TERMS AND

CONDITIONS         The following amendments to the Standard Terms and Conditions apply:

    Section 8 (d) of the paragraph entitled Standard Negative Covenants is hereby deleted in its entirety and replaced with the following:

"Sell, lease, assign, transfer, convey or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, receivables and leasehold interests), except for (i) inventory disposed of in the ordinary course of business, and (ii) the sale and assignment of certain accounts receivable owing by Lowes is permitted to the extent the Borrowers have actually received financing from Citibank in respect of such receivables under the Lowes/Citibank Supplier Agreement provided any liens acquired by Citibank satisfy the requirements of Permitted Liens."

Unless otherwise stated, the amendments outlined above in this Second Amendment are in addition to the Terms and Conditions of the existing Loan Agreement. All other terms and conditions of the Loan Agreement remain unchanged and in full force and effect.

We ask that the Borrower sign and return the attached duplicate copy of this Second Amendment to the Bank on or before November 9, 2021.

The later of (i) the date of signature by the Borrowers,  the Guarantor and BBX, or (ii) the date upon which the Conditions Precedent hereunder are either met or waived by the Bank, shall be the date under which the amendments contained herein will come into force (the “Second Amendment Effective Date”). The Loan Agreement shall be deemed to be amended to include the defined terms “First Amendment”, “Second Amendment”,  “Second Amendment Effective Date”, “Modification Period Opt Out”, “Modification Period Opt Out Date”, “Financial Covenant Relief Modifications”, “Opt Out Notice” and “Opt Out Compliance Certificate” as defined herein.

ACCURACY OF

INFORMATION

The Borrower hereby represents and warrants that all information that it has provided to the Bank is accurate and complete respecting, where applicable:

(i)         The names of the Borrower's directors and the names and addresses of the Borrower's beneficial owners;

(ii)        The names and addresses of the Borrower's trustees, known beneficiaries and/or settlors; and

(iii)       The Borrower's ownership, control and structure.

The Borrower will provide, or cause to be provided, such updated information and/or additional supporting information as the Bank may require from time to time with respect to any or all the matters in the Borrower's foregoing representation and warranty.

The Borrower confirms that there has been no change to any of the above information provided to the Bank since October 22, 2020.

By executing this Second Amendment, the Borrowers further confirm (i) all representations and warranties made under the Loan Agreement continue to be true as of the date of this Second Amendment, (ii) no default of Event of Default has occurred and is continuing as of the date of this Second Amendment and that there has been no material adverse change in the property, assets, financial condition, business or operations of the Borrowers since October 22, 2020, (iii) there have been no amendments to its articles and by-laws or any unanimous shareholders agreement since October 22, 2020, and (iv) the entry into, execution and delivery of this Second Amendment has been duly authorized by resolutions of its board of directors and shareholders, if applicable, and all other necessary corporate action.

RECONFIRMATION OF

SECURITY AND GUARANTEES

                                             The Borrowers and all Guarantors acknowledge and confirm that all security and guarantees granted or continued under the Loan Agreement shall continue to support the repayment and performance of all present and future indebtedness and liability of the Borrowers and the grantor of the security or guarantee to the Bank under the Loan Agreement as amended by this Second Amendment.      BBX acknowledges and confirms that the BBX Pledge Agreement remains in full force and effect, and that all references to “Obligations” and to “Pledgor’s Obligations” in the BBX Pledge Agreement include on a non-recourse basis all present and future indebtedness and liability of the Borrowers and BBX, as applicable, to the Bank under the Loan Agreement as amended by this Second Amendment.  Each of the share pledge agreement executed by Renin Holdings LLC and the BBX Pledge Agreement shall be deemed to be amended to the extent necessary so as to extend to any membership interests, shares, units or other equity interests evidencing the Second Amendment Equity Injection, the Supplier Settlement Equity Injection and any other equity injections (in each case whether certificated or uncertificated) until such time as those amounts are repaid from Distributions made in accordance with the Negative Covenants as amended under this Second Amendment.  Any original share certificates issued to evidence the Second Amendment Equity Injection, the Supplier Settlement Equity Injection and any other equity injections shall, upon their issuance, be delivered to the Bank together with corresponding stock transfer powers of attorney executed by the applicable shareholder in blank for transfer.

GENERAL

                                             This Second Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  This Second Amendment may be executed in any number of counterparts, including by PDF counterparts and other electronic means, with each such PDF or electronic counterpart being equally effective as if executed by original wet ink signature.  In the event of a conflict between the terms of this Second Amendment and the terms of the Loan Agreement, the terms of the Second Amendment shall prevail and govern.

Yours truly,

THE TORONTO-DOMINION BANK

/s/ Sean Harrison Sean Harrison Director, National Accounts	/s/ Robert Hirsh Robert Hirsh Senior Manager, Commercial Credit

TO THE TORONTO-DOMINION BANK:

RENIN CANADA CORP. hereby accepts the foregoing offer this 9th day of November, 2021.  The Borrower confirms that, except as may be set out above, the Credit Facilities detailed herein shall not be used by or on behalf of any third party.

/s/ Joseph Ruffo Signature	/s/Elizabeth Skinner Signature

Joseph Ruffo President and Chief Executive Officer Print Name & Position	Elizabeth Skinner VP Finance Print Name & Position

TO THE TORONTO-DOMINION BANK:

RENIN US LLC hereby accepts the foregoing offer this _______  day of November, 2021.  The Borrower confirms that, except as may be set out above, the Credit Facilities detailed herein shall not be used by or on behalf of any third party.

/s/ Joseph Ruffo Signature	/s/ Elizabeth Skinner Signature

Joseph Ruffo President and Chief Executive Officer Print Name & Position	Elizabeth Skinner VP Finance Print Name & Position

cc. Guarantor(s)

The Bank is providing the guarantor(s) with a copy of this Second Amendment as a courtesy only.  The delivery of a copy of this Second Amendment does not create any further obligation of the Bank to provide the guarantor(s) with notice of any changes to the Credit Facilities, including without limitation, changes to the terms and conditions, increases or decreases in the amount of the Credit Facilities, the establishment of new Credit Facilities or otherwise.  The Bank may, or may not, at its option, provide the guarantor(s) with such information, provided that the Bank will provide such information upon the written request of the guarantor.

Receipt acknowledged this 9th day of November, 2021

RENIN HOLDINGS LLC

/s/ Joseph Ruffo Signature

Joseph Ruffo
Chief Executive Officer
________________________________ Print Name & Position

The undersigned joins in this Second Amendment to confirm that the BBX Pledge Agreement shall be amended as set forth in the Reaffirmation of Security and Guarantees Section of the Second Amendment.

BBX CAPITAL, INC.

/s/ Brett Sheppard Signature

Brett Sheppard, Chief Financial Officer Print Name & Position